Exhibit 5.3

54 BUHL BOULEVARD, SHARON, PA 16146 724.981.1397 FAX: 724.981.1398 WWW.PIETRAGALLO.COM DIRECT DIAL NO.: 724.981-1397 E-MAIL: RJP@Pietragallo.com

May 19, 2011

PPC, Inc.

c/o United Refining Company

15 Bradley Street

Warren, PA 16365

Re:	S-4 333-173809

Ladies and Gentlemen:

We have acted as counsel to PPC, Inc., an Ohio corporation (“PPC”), in connection with the Registration Statement on Form S-4, as amended (File No. 333-173809) (the “Registration Statement”), filed by United Refining Company (the “Company”) with the Securities and Exchange Commission, pursuant to which the Company is registering (i) $365,000,000 aggregate principal amount of its 10 1/2% Senior Secured Notes due 2018 (the “New Notes”), to be exchanged for the Company’s outstanding notes bearing substantially identical terms and in like principal amount (the “Old Notes”) in a registered exchange offer and (ii) the guarantees of the New Notes (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”), including PPC. The Old Notes were issued, and the New Notes will be issued, under an Indenture dated as of March 8, 2011, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, NA as trustee and The Bank of New York Mellon Trust Company, NA as collateral agent.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon representations, statements and certificates of public officials and of officers and other representatives of PPC and the records of the State of Ohio.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Guarantee of PPC has been duly and validly authorized by PPC.

We express no opinion as to any laws other than the laws of the State of Ohio. The opinion expressed herein is based upon these laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

PIETRAGALLO GORDON ALFANO BOSICK & RASPANTI, LLP

By:	/s/ Richard J. Parks
Richard J. Parks

RJP/ms